Exhibit 99.1

Press Release

Gulfport Energy Corporation Names Michael Hodges Chief Financial Officer and Announces Leadership Team Changes

Oklahoma City, OK – April 3, 2023 – Gulfport Energy Corporation (NYSE: GPOR) today named Michael Hodges Executive Vice President and Chief Financial Officer and announced that William “Bill” Buese will be transitioning from the Chief Financial Officer role effective April 3, 2023. In addition, on March 1, 2023, Matthew Rucker joined the Gulfport leadership team as Senior Vice President, Operations.

John Reinhart, Gulfport’s Chief Executive Officer commented, “We are very pleased to welcome Michael to Gulfport. He brings over 20 years of experience as a seasoned financial leader with deep expertise in the oil and gas industry and we look forward to his future contributions to our organization.”

“I am very excited to join the Gulfport team during this transformational time for both the company as well as the energy industry,” said Hodges. “I look forward to helping advance the company’s strategic direction as part of the leadership team and consistently focusing on delivering meaningful long-term value to our shareholders.”

Mr. Hodges joins Gulfport with more than a decade of experience in financial leadership roles for oil and gas companies operating in the Appalachian Basin. Most recently, Mr. Hodges served as Senior Vice President, Finance and Accounting at Leon Capital Group. Prior to joining Leon Capital, he was the Executive Vice President and Chief Financial Officer for Montage Resources Corporation until its merger with Southwestern Energy Company in November 2020. From 2012 until joining Montage Resources in 2018, Mr. Hodges served as the Chief Financial Officer for three upstream energy companies focused on near-term value creation through the acquisition and early-stage development of oil and natural gas resources. Mr. Hodges received his Bachelor of Business Administration in Finance from the University of Oklahoma and a Master of Science in Energy Management from Oklahoma City University and is a Certified Public Accountant in the State of Oklahoma.

Concurrent with Michael’s appointment, Bill Buese is transitioning from the Executive Vice President and Chief Financial Officer roles and will serve as an advisor to the Company until May 3, 2023.

“On behalf of the Board and the entire Gulfport team, I want to thank Bill for his tremendous guidance to the organization over the past two years, and we wish him all the best with his future endeavors,” said Reinhart.

Leadership Team Changes

Separately, on March 1, 2023, Gulfport named Matthew Rucker as Senior Vice President, Operations.

Mr. Reinhart commented further, “We were excited to welcome Matt to the Gulfport leadership team. His expertise and proven track record of operational excellence, safety, and low-cost leadership will complement our strategic objectives and play an integral role in further optimizing margins and capital efficiencies.”

Mr. Rucker has a decade of operational and resource development leadership experience in the Appalachian Basin. Most recently, Mr. Rucker served as Vice President, Production Operations at Javelin Energy Partners since August 2022. He joined Javelin as Vice President of Business Development. Prior to joining Javelin, Mr. Rucker served as the Executive Vice President, Chief Operating Officer for Montage Resources Corporation following Montage’s successful business combination with Blue Ridge Mountain Resources in June 2020. Prior to Montage, Mr. Rucker served as Vice President, Resource Planning and Development for Blue Ridge from 2016 to 2020. Prior to joining Blue Ridge, Mr. Rucker served as a Production Superintendent for Chesapeake Energy Corporation from January 2014 to October 2016, overseeing Chesapeake’s Utica Shale production. Mr. Rucker graduated with a Bachelor of Science degree in Petroleum Engineering from Marietta College, where he continues to serve on the Marietta College Industry Advisory Council. He is a member of the Society of Petroleum Engineers.

About Gulfport

Gulfport is an independent, natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Investor Contact

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550